Exhibit 99.1

Contact:	Meghan Dalton	John Allen
	Intersil Investor Relations	Intersil Public Relations
	Tel: (321) 729-5738	Tel: (321) 729-4928
	E-Mail: mdalton@intersil.com	E-Mail: jallen02@intersil.com

Intersil Corporation Reports Increased Third Quarter 2003 Revenue and Earnings

— Meets revenue and exceeds earnings per share guidance

— Improves gross margins to 56.5%

— Cash and investments balance increases to $917 million

MILPITAS, CA, October 22, 2003 — Intersil Corporation (NASDAQ: ISIL), a world leader in the design and manufacture of high performance analog semiconductors, today reported financial results for the third quarter ended October 3, 2003. On a generally accepted accounting principles (GAAP) basis, net revenue was $130.5 million, an increase of 4% from the second quarter of 2003. GAAP net income from continuing operations was $2.7 million or $0.02 per diluted share of common stock for the third quarter of 2003. This compares to a net loss of $7.8 million from continuing operations or a $0.06 loss per diluted share for the third quarter of 2002.

Intersil believes that non-GAAP earnings information is a more accurate representation of its quarterly operating performance and has therefore chosen to provide this information to investors for a more consistent basis of comparison. Intersil also uses this information internally to evaluate and manage the company’s operations.

Excluding amortization of intangibles and other items not related to on-going operations, non-GAAP net income for the third quarter was $22.7 million or $0.16 per diluted share of common stock. This compares to non-GAAP net income of $15.7 million or $0.11 per share for the third quarter of 2002 and non-GAAP net income of $20.1 million or $0.14 per diluted share for the second quarter of 2003.

“Intersil reported another strong quarter of growth,” said Rich Beyer, Intersil’s President and CEO. “Our continuing product groups grew 22% over the previous year and both our Elantec and Power Management product groups reached record revenue levels this quarter, due to strength in the DVD recordable and computing markets. We expect this momentum to continue and be driven by demand for our new high performance analog products. Multiple new products, including power management devices for notebooks and handhelds, and next generation optical and video solutions, are being designed into many diverse markets and applications.”

As a percentage of sales, Power Management represented approximately 51% of the total third quarter sales, Elantec represented approximately 26% and Standard Analog represented approximately 23%. Gross margins improved in the third quarter to 56.5%, driven primarily by strong growth in the Elantec product group and product cost reduction efforts across all groups. Non-GAAP operating income increased from 20.1% of sales in the second quarter to 21.3% in the third quarter, due to the improvement in gross margin and reduced selling, general and administrative expenses.

During the quarter, the sale of the Wireless Networking Product Group was completed. With the proceeds from the sale and strong cash flow from continuing operations, the company exited the quarter with $917 million in cash and investments. As a result of Intersil’s solid profitability, strong cash position and business outlook, the company’s board of directors approved in September a $100 million stock repurchase program, and declared a quarterly dividend of $0.03 per share of common stock. Payment of the dividend will be made on November 24, 2003 to shareholders of record on November 3, 2003.

Business Outlook

Looking ahead, Beyer said, “Intersil saw record levels in units and revenue for power management desktop and notebook, as well as DVD-R products. Based on improving demand, we expect these markets to provide continued growth in the fourth quarter. We now expect our revenue to grow between 4-5% from the third quarter, to approximately $136 million. With our expectation of improved operating margins, we anticipate increasing our earnings per share to $0.18 for the fourth quarter.”

“We were very pleased with Intersil’s financial performance during the third quarter. We grew our revenue, gross margins and operating income, and we exceeded our guidance on earnings per share,” Beyer continued. “With the sale of the Wireless Networking Product Group completed, we are solidly positioned as one of the top tier high performance analog companies. We’re expanding our addressable markets to enable continued growth in the future. During the third quarter, Intersil introduced approximately 100 new products targeted at attractive new markets such as power control for notebooks and battery chargers for handheld devices, optical storage drivers and high-speed operational amplifiers. Our leadership positions in some of the most attractive analog market segments should enable us to achieve continued revenue and earnings growth.”

Investors and interested parties within the United States may listen to Intersil’s conference call today at 4:45 p.m. Eastern/1:45 p.m. Pacific by dialing (888) 385-9734 and providing the operator with the pass code Intersil. International callers may connect to the call by dialing (773) 756-4602. A replay of Intersil’s conference call will be available for one week beginning on October 22, 2003 at 9:00 p.m. Eastern/6:00 p.m. Pacific by calling (888) 568-0647 in the U.S. or (402) 998-1535 internationally. Confirmation code for the replay is Intersil. A live webcast will also be available on Intersil’s Investor Relations homepage at http://www.intersil.com/investor and a replay will be available until October 29, 2003. A copy of this press release may be found on Intersil’s website at http://www.intersil.com/cda/pressroom.

About Intersil

Intersil Corporation is a leader in the design and manufacture of high performance analog semiconductors. The company’s products address three of the industry’s fastest growing markets — flat panel displays, optical storage (CD and DVD recordable) and power management. Intersil products include power management devices for battery management, hot-swap and hot-plug controllers, linear regulators, supervisory ICs, switching DC-DC regulators and power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; video and high performance operational amplifiers; data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and rad-hard applications. For more information about Intersil or to find out how to become a member of our winning team, visit the company’s web site and career page at: www.intersil.com

INTERSIL CORPORATION

Statement of Income

(In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	Oct 3, 2003	Oct 4, 2002	Oct 3, 2003	Oct 4, 2002
Revenue
Product sales	130.5	118.3	371.6	293.9
Costs and expenses
Cost of product sales	56.8	52.3	161.1	135.9
Research and development	23.8	22.5	67.7	56.7
Selling, general & administrative	22.1	25.3	66.8	66.5
Intangible amortization	4.3	8.4	15.1	14.8
In-process research and development	—	—	—	53.8
Impairment of long-lived assets	12.6	—	12.6	5.9
Restructuring and severance related expenses	3.0	—	4.4	4.7

Operating income (loss)	7.9	9.8	43.9	(44.4)
Gain (loss) on investment securities	(5.8)	—	(5.2)	1.3
Gain on sale of certain operations disposed of during 2001	—	—	1.4	—
Interest income	1.9	2.8	6.1	8.2

Income (loss) from continuing operations before taxes	4.0	12.6	46.2	(34.9)
Income taxes	1.3	20.4	11.7	(14.2)

Income (loss) from continuing operations	2.7	(7.8)	34.5	(20.7)
Income from operations of discontinued wireless division (including $61.5M gain)	29.0	16.2	20.2	29.3
Income taxes from discontinued operations	22.5	4.8	32.6	9.5

Income (loss) from discontinued operations	6.5	11.4	(12.4)	19.8

Net income (loss)	9.2	3.6	22.1	(0.9)

Earnings (loss) per share
Basic
Continuing operations	0.02	(0.06)	0.25	(0.17)
Discontinued operations	0.05	0.09	(0.09)	0.16

Net Income (loss) per share	0.07	0.03	0.16	(0.01)

Diluted
Continuing operations	0.02	(0.06)	0.24	(0.17)
Discontinued operations	0.04	0.09	(0.08)	0.16

Net Income (loss) per share	0.06	0.03	0.16	(0.01)

Weighted average shares
Basic	137.3	136.4	137.3	122.0

Diluted	142.1	140.7	142.2	122.0

INTERSIL CORPORATION

Financial Summary (Non GAAP)

(In millions, except per share amounts and percentages)

	Three Months Ended		Nine Months Ended
	Oct 3, 2003	Oct 4, 2002	Oct 3, 2003	Oct 4, 2002
Ongoing product groups	130.5	107.5	369.4	318.1
Automotive	—	10.8	2.2	32.3

Total Revenue	130.5	118.3	371.6	350.4
Gross Margin	73.7	66.0	210.5	190.3
% of Sales	56.5%	55.8%	56.6%	54.3%
R&D	23.8	22.6	67.7	64.4
SG&A	22.1	25.1	66.8	74.0
Operating Income	27.8	18.3	76.0	51.9
% of Sales	21%	17%	21%	16%
Interest income	1.9	2.8	6.1	8.8
Pretax Income	29.7	21.1	82.1	60.7
Net Income	22.7	15.7	60.7	44.4
% of Sales	17%	13%	16%	13%
Earnings Per Share
Basic	0.17	0.11	0.44	0.33
Diluted	0.16	0.11	0.43	0.31
Weighted Average Shares
Basic	137.3	136.4	137.3	136.5
Diluted	142.1	140.7	142.2	141.4

NOTE: This financial summary excludes amortization of intangibles, other one time items and income from discontinued operations. The financial summary includes Elantec in all periods. These adjustments are included in the Financial Bridge table.

INTERSIL CORPORATION

Balance Sheets

(In millions)

	Oct 3, 2003	Jan 3, 2003
Assets
Current Assets
Cash & short-term investments	$799.1	$623.6
Trade receivables, net	76.4	93.9
Inventories, net	81.7	61.0
Prepaid expenses and other current assets	69.4	8.6
Assets held for sale	—	251.9
Deferred income taxes	35.1	29.4

Total Current Assets	1,061.7	1,068.4
Other Assets
Property, plant & equipment, net	158.3	144.0
Intangibles, net	1,093.6	1,111.7
Deferred income taxes	21.2	16.6
Held-to-maturity investments	117.8	—
Other	19.7	28.8

Total Other Assets	1,410.6	1,301.1

Total Assets	$2,472.3	$2,369.5

Liabilities and Shareholders’ Equity
Current Liabilities
Trade account payables	$26.5	$37.5
Income taxes payable	82.5	24.4
Deferred revenue	12.2	12.1
Liabilities held for sale	—	15.7
Other accrued items	99.9	77.1

Total Current Liabilities	221.1	166.8
Total Liabilities	221.1	166.8
Total Shareholders’ Equity	2,251.2	2,202.7

Total Liabilities and Shareholders’ Equity	$2,472.3	$2,369.5

INTERSIL CORPORATION

Financial Bridge GAAP to NonGAAP Continuing Operations

(In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	Oct 3, 2003	Oct 4, 2002	Oct 3, 2003	Oct 4, 2002
Net income (loss) on GAAP basis:	9.2	3.6	22.1	(0.9)
Amortization of acquisition-related intangibles	4.3	8.4	15.1	14.8
Impairment of long-lived assets	12.6	—	12.6	5.9
Restructuring & severance related expenses	3.0	—	4.4	4.7
In-process research and development	—	—	—	53.8
Loss (gain) on investments	5.8	—	5.2	(1.3)
Gain on sale of operations disposed of during 2001	—	—	(1.4)	—
Income from Elantec prior to acquisition	—	—	—	8.4
Interest impact on cash used in Elantec acquisition	—	—	—	(1.0)
Margin from change in revenue recognition	—	—	—	10.1
Loss (income) from discontinued operations	(29.0)	(16.2)	(20.2)	(29.3)
Associated tax effects	16.8	19.9	22.9	(20.8)

Net income on Non GAAP basis:	22.7	15.7	60.7	44.4
Diluted adjusted earnings per share	0.16	0.11	0.43	0.31
Diluted weighted average common shares outstanding	142.1	140.7	142.2	141.4

For the ninth months ended October 4, 2002, 19.4 million shares were added to our diluted weighted average common shares outstanding to present the shares outstanding as if the Elantec acquisition was made on January 1, 2002.

Adjustment to reconcile GAAP revenue to non GAAP revenue:

GAAP Revenue	130.5	118.3	371.6	293.9
Revenue for Elantec prior to acquisition	—	—	—	41.8
Revenue from distributor revenue recognition change	—	—	—	14.7

Non GAAP Revenue	130.5	118.3	371.6	350.4

Intersil Corporation press releases and other related comments may contain forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, in connection with the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon Intersil Corporation’s (“Intersil”) management’s current expectations, estimates, beliefs, assumptions, and projections about Intersil’s business and industry. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” “goals,” “targets,” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. Important risk factors that may cause such material differences for Intersil include, but are not limited to: the slowdown in the technology sector generally and the semiconductor industry specifically; our ability to successfully deploy our up integration strategy; the rate at which consumers purchase products which incorporate Intersil’s products; the rate at which end-users adopt Intersil’s wireless access technologies; the timing, rescheduling or cancellation of significant customer orders; the ability of our customers to manage inventory; the loss of a key customer; the qualification, availability and pricing of competing products and technologies and the resulting effects on sales and pricing of our products; silicon wafer pricing and the availability and quality of our foundry capacity and raw materials; availability, pricing, and quality of third party foundry and assembly and test capacity and raw materials; fluctuations in the manufacturing yields of our third party foundries and assembly and test facilities, and other problems or delays in the fabrication, assembly, testing or delivery of our products; the risks of producing products with new suppliers and at new fabrication and assembly and test facilities; problems or delays that we may face in shifting our products to smaller geometry process technologies; the effectiveness of Intersil’s expense and product cost control and reduction efforts; the risks inherent in mergers and acquisitions, including integration issues, costs and unanticipated expenditures, changing relationships with customers, suppliers, and strategic partners, potential contractual, employment, and intellectual property issues, or that the anticipated benefits of the acquisition are not realized, intellectual property disputes, customer indemnification claims, and other litigation risks; Intersil’s ability to develop, market, and transition to volume production new products and technologies in a timely manner; the quality of Intersil’s products and any repair or replacement costs; the risks and uncertainties associated with Intersil’s global operations, particularly in light of the war on terrorism; the effects of natural disasters, international conflicts and other events beyond our control; the level of orders received and the ability to fill those orders in a given fiscal quarter; and other factors. Intersil does not adopt and is not responsible for any forward-looking statements and projections made by others in this press release. Intersil’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Intersil filings with the U.S. Securities and Exchange Commission (“SEC”) (which you may obtain for free at the SEC’s web site at www.sec.gov) discuss some of the important risk factors that may affect our business, results of operations, and financial condition. These forward-looking statements are made only as of the date of this communication and Intersil undertakes no obligation to update or revise these forward-looking statements.